Exhibit 99.2

THE HILLMAN GROUP ANNOUNCES SENIOR NOTES OFFERING

Cincinnati, Ohio (March 11, 2011) – In connection with its recently announced proposed acquisition of TAGWORKS, L.L.C., The Hillman Group, Inc., a subsidiary of The Hillman Companies, Inc., announced that it has commenced an offering of $50 million aggregate principal amount of its 10.875% Senior Notes due 2018. The Hillman Group previously issued $150 million aggregate principal amount of its 10.875% Senior Notes due 2018 in May 2010. The Hillman Group expects to use the net proceeds from the offering of the notes to fund the acquisition of TagWorks, to repay a portion of indebtedness under its revolving credit facility and to pay related fees, expenses and other related payments. The notes will be guaranteed by The Hillman Companies, Hillman Investment Company and all of the domestic subsidiaries of The Hillman Group.

The notes have not been and will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Accordingly, the notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the future performance of financial condition of The Hillman Companies following the acquisition of TagWorks by The Hillman Group. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in The Hillman Companies’ filings with the Securities and Exchange Commission. The Hillman Companies undertakes no duty to update any forward-looking statements made herein.

For more information on Hillman, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, Ext. 2084